Exhibit 99.1

Consent

The undersigned hereby consents to being names in the registration statement on Form S-1, in each related prospectus and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”) and AfterNext HealthTech Acquisition Corp., a Cayman Islands exempted company (the “Company”), as an individual to become a director of the Company and to the inclusion of his or her biographical information in the Registration Statement.

In witness whereof, this Consent is signed and dated as of July 8, 2021.

/s/ A.G. Breitenstein
A.G. Breitenstein